Exhibit 10.3

AGCO CORPORATION
AMENDED AND RESTATED
MANAGEMENT INCENTIVE PLAN
As amended through July 25, 2019

I.	PURPOSE; EFFECTIVE DATE; PLAN YEAR
1.1    Purpose. Consistent with AGCO’s compensation philosophy, the purpose of this Management Incentive Plan (“Plan”) is to facilitate alignment of management with corporate objectives and shareholder interests, in order to achieve outstanding performance and to meet specific AGCO Corporation (“Corporation”) financial goals. It is the intention of the Corporation to establish an incentive compensation plan where payments are competitive, tied to performance and offer shareholder protection, and assist with the attraction and retention of key management staff.
1.2    Effective Date. The Plan, as amended, will be deemed effective as of January 1, 2019.
1.3    Plan Year. The “Plan Year” shall be the 12-month period ending December 31 of each year.

II.	ADMINISTRATION OF THE PLAN
Subject to the provisions of the Plan, unless determined otherwise by the Corporation’s Board of Directors, the Compensation Committee of the Board of Directors (“Committee”) shall have the sole authority and discretion:

•	To construe and interpret the Plan;

•	To establish, amend, change, add to, alter and/or and rescind rules, regulations and guidelines for administration of the Plan;

•	To make all designations and determinations specified in the Plan;

•	Except as noted herein, to determine the amount of awards and payments to be made under the Plan and the status and rights of any Participant to payments under the Plan; and

•	To decide all questions concerning the Plan and to make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

III.	PLAN FUNDING
The Plan will be funded annually as a part of the Corporation’s annual budgeting process.

IV.	ELIGIBILITY
Participation is limited to key full-time personnel of the Corporation and its subsidiaries who have the ability to materially impact the financial success of the Corporation and have an acceptable performance review or rating. Management will select the participants each year with the approval of the Senior Vice President, Human Resources. Notwithstanding the foregoing, the Committee must approve all awards to elected officers of the Corporation. As a guideline, eligible jobs should fall in Bands 5 and above. The Plan replaces any other type of bonus or non-qualified profit sharing program that a participant may have participated in previously.

V.	AWARD OPPORTUNITY
Target incentive awards will be a percentage of a participant’s salary for the Plan Year. The Committee may change the target award levels from time-to-time as it deems advisable. Initial target award levels (as of 2019) are:

•	CEO: 140%

•	CFO, COO: 100%

•	GM, Europe/Middle East 100%

•	Other GMs: 90%

•	Other SVPs: 80%

•	Other Participants: Not more than 40%

VI.	PERFORMANCE CRITERIA AND GOALS
6.1    Performance Criteria. Awards under the Plan may be based upon corporate, regional/functional or personal goals. Generally, three to seven performance measures will be used to measure performance, and will differ depending on participant’s position with the Corporation. The initial performance measures (as of 2019) are:

Global/Corporate	Regional Participants
• Corporate: - Operating margin as a percentage of net sales - Free Cash Flow	• Corporate: - Operating margin as a percentage of net sales - Free Cash Flow • Regional: - Regional equivalents of Corporate goals

6.2    Performance Measures. Unless the Committee specifies otherwise, performance measures for executive officers shall consist of one or more of the following, which may be applied on a company-wide, geographic or operating unit basis:

•	earnings per share and/or growth in earnings per share in relation to target objectives;

•	operating or free cash flow and/or growth in operating or free cash flow in relation to target objectives;

•	cash available in relation to target objectives;

•	operating income and/or growth in operating income in relation to target objectives;

•	margin and/or growth in margins (gross, operating or otherwise) in relation to target objectives;

•	net income and/or growth in net income in relation to target objectives;

•	revenue and/or growth in revenue in relation to target objectives;

•	total stockholder return (measured as the total of the appreciation of and dividends declared on the common stock) in relation to target objectives;

•	return on invested capital in relation to target objectives;

•	productivity and/or improvement in productivity;

•	achievement of milestones on special projects;

•	return on stockholder equity in relation to target objectives;

•	return on assets in relation to target objectives;

•	return on common book equity in relation to target objectives; and

•	customer satisfaction and/or improvement in customer satisfaction.

Specific definitions initially (as of 2019) shall be:

•	EPS: Diluted and adjusted to exclude restructuring and certain other infrequent items.

•	Free Cash Flow: Cash flow from operations less capital expenditures. Excludes cash flow from financing such as increases in accounts receivables securitizations.

•	Customer Satisfaction: Overall customer satisfaction index that measures after-sales service, sales experience and product quality.

•	Functional/Regional: Must be approved by the appropriate Senior Vice President, CEO or CFO.
6.3    Weighting of Measures. The weighting will differ depending on a participant’s position with the Corporation. The initial weighting (as of 2019) will be:

Global/Corporate	Regional Participants
• Corporate Performance - Operating Margin as a percentage of sales: 70% - Free Cash Flow: 30%	• Corporate Performance: 50% - Operating Margin as a percentage of sales: 70% - Free Cash Flow: 30% • Regional Performance: 50% - Regional equivalent of Corporate goals

6.4    Performance Goals. The Committee shall approve annual written objective performance goals reflecting corporate performance not later than ninety (90) days after the commencement of the Plan Year to which the goals relate. Such performance goals must be uncertain of achievement at the time that they are established and determinable by a third party with knowledge of the relevant facts.

VII.	PLAN TRIGGER; PAYMENT OF AWARDS; ADJUSTMENTS; DISCRETIONARY AWARDS
7.1    Plan Trigger. Incentive awards will not be paid for any category of performance measurement unless the Corporation achieves the minimally acceptable specified plan trigger, which may be specified as a percentage of budget. Notwithstanding the foregoing, the Committee may waive one or more triggers.
7.2    Payment of Awards. If a plan trigger is achieved, achievement of performance measures, based on year-end results and other measurements, are determined for each incentive category or measure with a total earned performance award being the sum of these measures (i.e., corporate and functional/regional). Payments shall be made not later than March 15th of the year following the Plan Year for participants that are U.S. taxpayers and not later than March 31st of the year following the Plan Year for non-U.S. taxpayers. The achievement of the plan triggers and payouts must be approved in advance by the Committee. The target incentive award is determined by a percentage of the actual gross base salary earned by the employee during the relevant plan year (exclusive of bonus or other W-2 adjustments for moving expense, perquisites or other fringe benefits). The range of awards will vary based on performance from 0% to 200% of target bonus levels. The initial range (as of 2019) shall be:

Performance Level as a % of Goal	Payout Level as a % of Target Bonus

	CEO	CFO/COO	SVP EME	GMs	OTHER
Minimum: 80%	70%	50%	50%	45%	40%
Target: 100%	140%	100%	100%	90%	80%
Maximum: 140%	280%	200%	200%	180%	160%

Notwithstanding the foregoing, in no event may a participant receive more than $4,000,000 in a plan year.
Other payment considerations include:

•	If a participant is transferred into another position that is also eligible for the Plan, the participant’s award will be pro-rated based on the number of months during a Plan Year in each position.

•
If a participant is promoted to a higher level position during a Plan Year, the participant’s award will be based on the number of months worked in each position and the base pay and target award for each position.

•	If a participant is hired during a Plan Year, the participant’s award will be based on the number of complete months/pay period the participant was employed during the year.

•
If a participant terminates employment prior to the end of a Plan Year due to death, approved retirement or disability, the participant (or the participant’s designated beneficiary) will receive a pro-rata share, based on gross base salary to the date of termination and actual performance, when awards are paid to all other participants.

•
If a participant terminates his or her employment before the completion of the last day of the Plan Year, for reasons other than death, approved retirement or disability, then the participant will forfeit any award.

•
If a participant is terminated without cause before the completion of the last day of the Plan Year, for reasons other than death, approved retirement or disability, then the participant will receive a pro-rata share based on gross base salary to the date of termination and actual performance, when awards are paid to other participants.

•
If a participant is terminated without cause or terminates his or her employment after the end of the Plan Year but before the award is paid, the participant will receive (based on performance) a complete award when paid to all other recipients.

•	If a participant is terminated for cause at any time before the award is paid, the participant will forfeit payment of the award.
7.3    Adjustments. The Committee has the authority to make adjustments to the plan’s performance measures in the event of certain circumstances or uncontrollable events, which include, but are not limited to:

•	Significant one-time unexpected restructuring expenses

•	Significant unplanned costs associated with a merger or acquisition

•	Significant unplanned net income adjustments for debt refinancing

•	Significant unplanned or unexpected taxes and/or legal charges associated with changes in legislation

•	Changes in generally accepted accounting principles (GAAP) or the impact of any extraordinary items as determined under GAAP
7.4    Discretionary Awards. As appropriate, the Committee may make special awards for participants (at the time of grant in lieu of performance-based awards or at any time in addition to any other awards). Notwithstanding the foregoing, discretionary awards are separate and distinct awards and shall not be contingent upon the failure to pay any other performance-based award.

7.5    Change in Control. In the event of a change in control, the following payments shall be made. Promptly following the date of a change in control (but in all events within thirty (30) days thereafter), each participant will be paid a pro rata portion of his or her bonus, based on actual performance as of such date extrapolated for a full Plan year. Such extrapolation shall be based upon results through the month most recently complete prior to the change in control. The pro rata portion shall be determined using a fraction where the numerator is the number of days from the beginning of the Plan year until and including the date of the change in control and the denominator is 365.
If within two years following a change in control a participant who is identified in writing by the Committee as being expressly subject to this paragraph is terminated without cause, the participant will receive (i) a pro-rata share of his or her bonus, based on gross base salary to the date of termination and actual performance as of the date of termination extrapolated for a full Plan year and (ii) an amount equal to the average of the awards actually earned by the participant during the prior two completed Plan years and the current year’s bonus extrapolated actual performance. Any such extrapolation shall be based upon results through the month most recently complete prior to the termination. Such payments shall be made promptly after the termination (but in all events within thirty (30) days thereafter). The pro rata calculation shall be made in the same manner as described in the immediately preceding paragraph, except that the numerator shall be determined until and including the date of termination.
To the extent that a payment is due to a participant under any other section of this plan with respect to a year that includes the portion of the year covered by this section, the Company shall be entitled to receive a credit against such subsequent payment for payments made pursuant to this section.
For the purposes of this plan, the term “change in control” shall mean change in the ownership of the Company, change in the effective control of the Company or change in ownership of a substantial portion of the Company’s assets, as described in Section 280G of the Code, including each of the following: (i) a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (unless any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, acquires additional stock); (ii) change in the effective control of the Company is presumed (which presumption may be rebutted by the Committee) to occur on the date that either: any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of such Company; (iii) a majority of members of the Company’s Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election of such new directors; or (iv) a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to forty percent (40%) or more of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions unless the assets are transferred to: a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by the Company; a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Company; or an entity, at least fifty percent (50%) of the total value or voting power is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns directly or indirectly, fifty percent (50%) or more of the total value of voting power of all of the outstanding stock of the Company.

VIII.	MISCELLANEOUS PROVISIONS
8.1    Successors. All obligations of the Corporation under the Plan with respect to awards granted hereunder shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Corporation, or a merger, consolidation, or otherwise.
8.2    No Lien. This Plan does not give a Participant any interest, lien, or claim against any specific asset of the Corporation. Participants and beneficiaries shall have only the rights of a general unsecured creditor of the Corporation.
8.3    Termination and Amendment. The Plan may be terminated or amended by the Committee at any time, provided, however, that a termination or amendment shall not materially negatively impact awards that are outstanding as of the time of termination or amendment except as required by law.
8.4    No Employment Rights. No participant has any right to be retained in the employ of the Corporation or any subsidiary by virtue of participation in the Plan.
8.5    Governing Law. The Plan and awards hereunder shall be governed by and construed according to the laws of the State of Georgia.